OPTION AGREEMENT
(Option to Acquire Oil and Gas Leases in Jefferson County, Mississippi)

Mainland Resources, Inc.
20333 State Highway 249, Suite 200
Houston, Texas 77070

And

Westrock Land Corp.
5050 Quorum Drive
Suite 700
Dallas, Texas 75254

It is understood that Mainland Resources, Inc., and/or its affiliates, (hereinafter referred to as "Mainland") wish to acquire up to 8,000 net acres in mineral oil and gas leases in the lands located in Jefferson County, in the State of Mississippi, (hereinafter referred to as the "Acquired Properties") from Westrock Land Corp., (hereinafter referred to as "Westrock"). It is the intent that this Option Agreement (the "Agreement") shall be binding on both parties to the extent set forth herein.

Mainland has utilized information provided by Westrock for purposes of entering in to this Agreement. This is Option Agreement is based on the representation that it owns all rights to all depths (which shall include the Bossier/Haynesville Shale Formation) pursuant to the oil and gas leases (totaling up to 8,000 net acres with a 75% net revenue interest).

Mainland and Westrock have agreed to the following:

1. Payment. Mainland agrees to pay Westrock USD$400.00 per net mineral acre. Payment due and payable upon completion of due diligence by Mainland and appropriate assignments being prepared and executed on the oil and gas leases.

2. Option Period. Westrock grants Mainland until August 31, 2009 to complete its due diligence.

3. Assignment. Westrock, at Closing, shall convey the Acquired Properties to Mainland by a mutually acceptable assignment and bill of sale, which shall include a special warranty of title, defending against any person claiming by, through or under Westrock, but not otherwise.

4. **Liens and Encumbrances.** The Acquired Properties shall be transferred from Westrock to Mainland free and clear of all liens, mortgages, rights or reassignment, reversionary rights, calls on production, preferential rights, consents to assign, taxes (other than those for the current year), obligations (including delinquent operating expenses), claims, suits, or any other encumbrances.

5. **Effective Date, Closing.** The effective date of the conveyance of the Acquired Properties shall be at 4:00 P.M. local time on the Closing Date (the" Effective Date"). The parties will use their best efforts to close no later than August 31, 2009.

6. **Confirming Due Diligence.** Mainland will conduct confirming due diligence ("Due Diligence") which shall include, but not limited to the following:

   A. Confirmation of the marketability of title (including verification of HBP leases being in full force and effect). If. in the reasonable opinion of Mainland, Westrock does not own marketable title to at least a 75% net revenue interest in up to 8,000 net acres which are included in the Acquired Properties, Mainland, at its direction may terminate this Option Agreement and neither party shall have any further obligations to the other hereunder.

   B. Review of all lease agreements (including lease expirations, surface access restrictions and drilling commitments, if any), unit agreements, and other contracts applicable to the Acquired Properties. Mainland's obligations hereunder shall be subject to its reasonable approval of the lease agreements and other material agreements affecting the Acquired Properties.

   C. Other acts of Due Diligence appropriate to the transaction as mutually agreed between the parties.

7. **Cooperation and Exclusivity.** Mainland and Westrock will cooperate in good faith and proceed expeditiously in the preparation of all documents necessary to consummate the transaction contemplated hereby. Westrock agrees that after execution of this Option Agreement, and for soi long as it is in effect, it will not directly or indirectly solicit or entertain any other offer to acquire the Acquire Properties or enter into any negotiations or agreement that provides for the acquisition of the Acquired Properties.

8. **Access to Data.** Westrock agrees to provide Mainland reasonable access in Westrock's office to the books and records of Westrock pertaining to the Acquired Properties promptly after execution of this Option Agreement.

9. **Confidentiality.** It is understood and agreed that this Option Agreement and its substance shall remain confidential by and between Westrock and Mainland and shall not be disclosed to any third parties, other than those persons who have a confidential relations with Westrock or Mainland, all of who shall agree to be bound by this confidentiality obligation. Any public announcement of the proposed transaction by either party shall be approved in advance by the other party.

10. **Counterparts.** This Option Agreement may be executed in any number of counterparts each of which will be deemed to be an original but all of which shall be deemed one and the same document.

11. **Governing Law.** This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Texas.

12. **Expenses.** Each party will pay its own expenses and costs incidental to the negotiation and completion of the transaction, including legal and accounting fees.

Both parties agree to the terms and provisions set forth is this Option Agreement;

AGREED TO AND ACCEPTED THIS 22ND DAY OF JUNE, 2009

MAINLAND RESOURCES, INC.

By: ______________________

Michael Newport, President

WESTROCK LAND CORP.

By: ______________________

Gary Powers, President

September 28, 2009

Westrock Land Corp.
5050 Quorum Drive
Suite 700
Dallas, TX 75254

RE: Option Agreement
Dated June 22, 2009

Reference is hereby made to that certain Option Agreement dated 6/22/09 and amendment to that certain Agreement dated 9/16/09 by and between Mainland Resources, Inc. and Westrock Land Corp. covering the Buena Vista Prospect in Jefferson County, Mississippi. The Amendment Agreement dated 9/16/09 is hereby terminated and the Option Agreement dated 6/22/09 is hereby amended to provide for the following:

The Option Agreement is hereby amended to provide that the funds due to pay the bonus amounts required pursuant to the lease/option agreements taken by Westrock will hereby be deducted from the amount wired to Westrock. The funds will be wired to Mainland and Mainland will take the leases required pursuant to the Option Agreements in Mainland's name and will pay for the bonus amounts from the funds wired to Mainland with checks drawn on Mainland. The total bonus amount estimated to pay the bonus required by the lease/options is a total of $166,460.45. The leases will be taken in Mainland's name because the options will have been previously assigned by Westrock to Mainland. Mainland will assign a 1% overriding royalty in and to these leases to Westrock pursuant to the previously executed Option Agreement and amendment thereto clarifying the overriding royalty interest.

Except as herein amended all other terms of the Option Agreement and Amendment Letter Agreement shall remain. In the event you are agreeable to the Option Agreement as herein amended please sign in the space provided below and return one copy to the undersigned.

Agreed to and accepted this 28th day of September, 2009.

Mainland Resources Inc.

By: ______________________
Michael J. Newport, President

Agreed to and accepted this 28 day of SEPT, 2009

Westrock Land Corp.

By: ______________________
Gary Powers, President